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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

                                                                   JUNE 27, 2002

             GLYKO BIOMEDICAL LTD. RESCHEDULES PREVIOUSLY ANNOUNCED
                         SPECIAL MEETING OF SHAREHOLDERS
        TO APPROVE PLAN OF ARRANGEMENT WITH BIOMARIN PHARMACEUTICAL INC.

Toronto, Ontario - Glyko Biomedical Ltd. (TSE:GBL) announces that the special meeting of its shareholders, originally scheduled to be held on May 31, 2002, will be held on August 15, 2002 at 10:00 a.m. local time at the offices of Blake, Cassels & Graydon LLP, Commerce Court West, 199 Bay Street, Suite 2300, Toronto, Ontario. The record date for the determination of the holders of Glyko Biomedical common shares entitled to receive notice of and vote at the special meeting will be as of the close of business on July 4, 2002.

SAFE HARBOUR

The risks associated with Glyko Biomedical's business are discussed in Glyko Biomedical's Annual Report on Form 10-K for the year ended December 31, 2001. You are encouraged to read this information carefully.

This release contains both historical and forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Glyko Biomedical. The ability of Glyko Biomedical to achieve its planned business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. In particular, while Glyko Biomedical has executed a definitive agreement regarding its acquisition by BioMarin Pharmaceutical, there is no assurance that the transaction will be completed. If the parties do not receive the necessary regulatory or shareholder approvals or fail to satisfy conditions for closing, the transaction will terminate. Forward-looking statements relating to expectations about future events or results are based upon information available to Glyko Biomedical as of today's date. Glyko Biomedical does not assume any obligation to update any of these statements, and these statements are not guarantees of Glyko Biomedical.

ABOUT GLYKO BIOMEDICAL

Glyko Biomedical's principal asset is its 21.3% ownership of BioMarin's outstanding capital stock. BioMarin develops enzyme therapies to treat serious, life-threatening diseases and conditions. BioMarin leverages its expertise in enzyme biology to develop product candidates for the treatment of genetic diseases, including MPS I, MPS VI, MPS IVA and PKU, as well as other critical care situations such as cardiovascular surgery and serious burns.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Glyko Biomedical files annual and quarterly financial statements, annual reports, annual information forms and other documents and information with the Canadian Securities Administrators in Canada and with the Securities and Exchange Commission in the United States. Glyko Biomedical's filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

Copies of the circular will also be available to the public at this website (in due course). In addition, the circular will also be available free of charge from the Secretary of Glyko Biomedical at 199 Bay Street, Suite 2800, Toronto, Ontario, Canada M5L 1A9. You may read and copy any reports, statements or other information filed with the SEC by Glyko Biomedical at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC's other public reference rooms. Shareholders should read the circular carefully before making a decision concerning the arrangement.


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FOR FURTHER INFORMATION PLEASE CONTACT:
Joerg Gruber
Chairman
Glyko Biomedical Ltd.
44.20.7349.3100

or

John Kolada
Director and Secretary
Glyko Biomedical Ltd.
416.863.2400